EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact:	Peg Lupton
(203) 743-8234
Media Contact:	Kelly Maicon
(203) 743-8575

ETHAN ALLEN ANNOUNCES FIRST QUARTER SALES AND EARNINGS

DANBURY, CT., October 19, 2004 -- Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the first quarter ended September 30, 2004.

Net delivered sales for the first quarter ended September 30, 2004 increased 3.4% to $230.3 million from $222.8 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 6.8% to $141.7 million, while Wholesale sales increased 1.5% to $161.3 million during that same period. Comparable Ethan Allen store delivered sales increased 4.9% over the prior year quarter. During that same period, Retail division written sales decreased 0.2% while comparable store written sales decreased 1.7%.

For the first quarter ended September 30, 2004, earnings per share amounted to $0.51 as compared to $0.50 in the prior year quarter. Operating income increased 9.3% to $31.2 million from $28.6 million in the prior year period and net income in both periods amounted to $18.9 million.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the quarter. Despite continued uncertainty on the part of consumers and poor weather conditions in the South and Southeast regions of the country during the period, our sales increased by 3.4% and, more importantly, our operating earnings increased by 9.3%. We generated operating cash in excess of $37.0 million and returned more than $20.0 million to our shareholders through the repurchase of stock and the payment of quarterly dividends.”

Mr. Kathwari further stated: “We continue to strengthen all facets of our marketing and operations. After introducing major new products in our formal lifestyle offerings during

EXHIBIT 99.1

the last two years, we are now in the process of introducing casual and contemporary product offerings which will be launched to the consumer later this year and in the first half of next year.” He further commented: “The Ethan Allen direct mail magazine remains one of our major competitive advantages. We have started to substantially increase the distribution of the magazine and expect to reach over 70 million households during the next twelve months.”

On the question of business trends, Mr. Kathwari stated: “There continue to be many factors outside of our control that could affect consumer confidence in the months ahead. However, due to the many strategic initiatives that we have undertaken, we believe we have the opportunity to grow sales and earnings per share at a rate equal to or above the current consensus estimates of 5% and 8%, respectively, for the fiscal year ended June 30, 2005.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 315 retail stores in the United States and abroad, of which 127 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Tuesday, October 19th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended
	9/30/04	9/30/03
Net Sales	$230.3	$222.8
Gross Margin	47.9%	48.7%
Operating Margin	13.6%	12.8%
Net Income	$18.9	$18.9

Operating Cash Flow	$37.4	$50.0
Capital Expenditures	$7.5	$4.0
Treasury Stock Repurchases	$18.6	$--
(settlement date basis)

EBITDA	$36.4	$36.0
EBITDA as % of Net Sales	15.8%	16.2%

Selected Financial Data by Business Segment:

	Three Months Ended
Retail	9/30/04	9/30/03
Net Sales	$141.7	$132.7
Operating Margin	2.3%	0.2%

	Three Months Ended
Wholesale	9/30/04	9/30/03
Net Sales	$161.3	$158.9
Operating Margin	17.5%	17.0%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2004	2003
Net sales	$230,346	$222,765
Cost of sales	119,953	114,322

Gross Profit	110,393	108,443
Operating Expenses:
Selling	43,213	44,609
General and administrative	36,112	35,522
Restructuring and impairment charges	(167)	(264)

Total operating expenses	79,158	79,867

Operating Income	31,235	28,576
Interest and other miscellaneous income (loss)	(55)	2,211
Interest and other related financing costs	149	141

Income before income tax expense	31,031	30,646
Income tax expense	12,102	11,707

Net Income	$18,929	$18,939

Basic earnings per share:
Net income per share	$0.52	$0.51

Basic weighted average shares outstanding	36,211	37,227
Diluted earnings per share:
Net income per share	$0.51	$0.50

Diluted weighted average shares outstanding	37,098	38,247
Reconciliation of GAAP to Non-GAAP Information:
Net income	$18,929	$18,939
Add: interest expense	122	106
Add: income tax expense	12,102	11,707
Add: depreciation and amortization	5,250	5,265

EBITDA	$36,403	$36,017

Net Sales	$230,346	$222,765

EBITDA as % of Net Sales	15.8%	16.2%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2004	June 30, 2004
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$35,960	$27,528
Accounts receivable, net	25,932	26,967
Inventories	179,194	186,895
Prepaid expenses and other current assets	56,681	54,192

Total current assets	297,767	295,582
Property, plant, and equipment, net	274,794	277,021
Intangible assets, net	80,181	80,038
Other assets	2,549	1,790

Total Assets	$655,291	$654,431

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$4,693	$4,712
Customer deposits	59,973	56,026
Accounts payable	28,387	22,222
Accrued expenses and other current liabilities	50,933	53,729

Total current liabilities	143,986	136,689
Long-term debt	4,490	4,509
Other long-term liabilities	1,154	1,205
Deferred income taxes	52,287	51,248

Total liabilities	201,917	193,651
Shareholders' equity	453,374	460,780

Total Liabilities and Shareholders' Equity	$655,291	$654,431